Exhibit 10.2
Execution Copy

Great Plains Natural Gas Company
$2,300,000
Floating Rate Senior Secured Guaranteed Notes due 2013

Note Purchase Agreement

Dated as of November 1, 2010

- ii -

- iii -

- iv -

Schedule A	— Information Relating to Purchaser

Schedule B	— Defined Terms

Schedule 4.8	— Changes in Corporate Structure

Schedule 5.3	— Disclosure Materials

Schedule 5.4	— Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	— Financial Statements

Schedule 5.7	— Governmental Authorizations

Schedule 5.8	— Litigation; Observance of Agreements, Statutes and Orders

Schedule 5.15	— Existing Indebtedness

Schedule 5.18	— Environmental Matters

Schedule 5.19	— Real Property

Schedule 5.22	— Insurance

Schedule 9.8	— Unrestricted Subsidiaries

Exhibit 1	— Form of Floating Rate Senior Secured Guaranteed Note due 2013

Exhibit 4.4(a)	— Form of Opinion of Special Counsel for the Obligors

Exhibit 4.4(b)	— Form of Opinion of Special Counsel for the Purchaser

- v -

Great Plains Natural Gas Company
8500 Station Street, Suite 100
Mentor, Ohio 44060
Floating Rate Senior Secured Guaranteed Notes due 2013
Dated as of
November 1, 2010
Sun Life Assurance Company of Canada
Ladies and Gentlemen:
          Great Plains Natural Gas Company, an Ohio corporation (the “Issuer”), Lightning Pipeline Company, an Ohio corporation (“Lightning”), and Gas Natural Inc., an Ohio corporation (the “Parent”; the Parent and Lightning are referred to herein, collectively, as the “Guarantors” and, individually, as a “Guarantor”), hereby, jointly and severally, agree with Sun Life Assurance Company of Canada (the “Purchaser”) as follows:
Section 1. Authorization of Notes.
     Section 1.1. Description of Notes. The Issuer will authorize the issue and sale of $2,300,000 aggregate principal amount of its Floating Rate Senior Secured Guaranteed Notes which will mature and become due and payable on the date that is three years from the date of Closing (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     Section 1.2. Interest Rate. (a) The Notes shall bear interest (computed on the basis of a 360-day year and actual days elapsed) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate from time to time, payable quarterly on the last day of February, May, August and November in each year and at maturity, commencing on February 28, 2011, until such principal sum shall have become due and payable, whether at maturity, upon acceleration or otherwise (each such date being referred to herein as an “Interest Payment Date”) and interest (so computed) on any overdue principal and LIBOR Breakage Amount, if any, and to the extent permitted by applicable law, on any overdue interest, from the due date thereof (whether at maturity, upon acceleration or otherwise) and, during the continuance of an Event of Default, on the unpaid balance hereof, at the Default Rate until paid.

Great Plains Natural Gas Company	Note Purchase Agreement
          (b) The Adjusted LIBOR Rate for the Notes shall be determined by the Issuer, and notice thereof shall be given to the holders of the Notes, on the second Business Day preceding the beginning of each Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of Notes on such date. In the event that the Required Holders do not concur with such determination by the Issuer, within ten Business Days after receipt by such holders of the notice delivered by the Issuer pursuant to the immediately preceding sentence, such Required Holders shall provide notice to the Issuer, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of Notes on such date, and any such determination made in accordance with the provisions of this Agreement, shall be presumptively correct absent manifest error.
Section 2. Sale and Purchase of Notes.
          Subject to the terms and conditions of this Agreement, the Issuer will issue and sell to the Purchaser and the Purchaser will purchase from the Issuer, at the Closing provided for in Section 3, the Notes at the purchase price of 100% of the principal amount thereof.
          The performance and payment of all obligations of the Issuer hereunder and under the Notes and the other Financing Agreements shall be guaranteed by the Guarantors pursuant to the Guarantee Agreement (and by the Individual Guarantor pursuant to the Individual Guarantee Agreement until such time, if any, as the Individual Guarantee Agreement is released) and the obligations of the Obligors under and pursuant to the Financing Agreements shall be secured by the Collateral Documents.
Section 3. Closing.
          The sale and purchase of the Notes to be purchased by the Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603 at 10:00 a.m. Chicago time, at a closing (the “Closing”) on the fourth Business Day following receipt by the Issuer and Parent of all regulatory approvals necessary for the issuance of the Notes and the guaranty by Parent of such Notes, provided that the date of Closing shall occur on or prior to November 28, 2010. At the Closing the Issuer will deliver to the Purchaser the Notes to be purchased by such Purchaser in the form of a single Note dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account designated by the Issuer in, and otherwise in accordance with, the Funding Instruction Letter delivered to the Purchaser at least three Business Days prior to the date of Closing pursuant to Section 4.9. If at the Closing the Issuer shall fail to tender such Notes to the Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement,

Great Plains Natural Gas Company	Note Purchase Agreement
without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment.
Section 4. Conditions to Closing.
          The Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1. Representations and Warranties. The representations and warranties of the Obligors in each Financing Agreement shall be correct when made and at the time of the Closing and the representations and warranties of the Individual Guarantor pursuant to the Individual Guarantee Agreement shall be correct when made and at the time of Closing.
     Section 4.2. Performance; No Default. Each Obligor and the Individual Guarantor shall have performed and complied with all agreements and conditions contained in each Financing Agreement and (with respect to the Individual Guarantor) the Individual Guarantee Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither any Obligor nor any Subsidiary shall have entered into any transaction since September 30, 2010 that would have been prohibited by Section 10 had such Section applied since such date.
     Section 4.3. Compliance Certificates.
          (a) Officer’s Certificate. Each Obligor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled.
          (b) Secretary’s Certificate. Each Obligor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Financing Agreements to which it is a party.
     Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Weltman, Weinberg & Reis Co., L.P.A. and Korman Jackson & Krantz PLL, respective counsel for the Obligors, and Dworken & Bernstein Co., LPA, as counsel for the Individual Guarantor, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Obligors and the Individual Guarantor, as applicable, hereby instruct their respective counsel to deliver such opinion to the Purchaser) and (b) from Chapman and Cutler LLP, the Purchaser’s special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

Great Plains Natural Gas Company	Note Purchase Agreement
     Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing the Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by the Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.6. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Issuer shall have paid on or before the Closing the fees, charges and disbursements of the Purchaser’s special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Issuer at least one Business Day prior to the Closing.
     Section 4.7. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
     Section 4.8. Changes in Corporate Structure. Except as otherwise set forth in Schedule 4.8, neither any Obligor nor any other member of the Ohio Group shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     Section 4.9. Funding Instructions. At least three Business Days prior to the date of the Closing, the Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Issuer confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited (the “Funding Instruction Letter”).
     Section 4.10. Individual Guarantee Agreement. Contemporaneously with the Closing the Individual Guarantor shall have executed and delivered the Individual Guarantee Agreement.
     Section 4.11. Other Financing Agreements. Each of the Security Agreement, the Pledge Agreement, the Mortgages, if any, the Control Agreements and each other Financing Agreement shall have been executed and delivered by the respective parties thereto, shall be in full force and effect on the date of Closing and shall be satisfactory in form and substance to the Purchaser.
     Section 4.12. Perfection of Liens. All actions necessary to create and perfect the Liens of the Collateral Documents (including, without limitation, (i) the filing of all appropriate UCC

Great Plains Natural Gas Company	Note Purchase Agreement
financing statements, (ii) the recordation of all Mortgages, if any, with public officials and the payment of all related fees and taxes and (iii) the delivery to the Purchaser of the Pledged Stock, accompanied by duly executed stock powers in blank) shall have been consummated in accordance with the provisions of the Collateral Documents.
     Section 4.13. Insurance. (a) The Obligors shall have delivered one or more certificates of insurance evidencing the maintenance of all insurance required to be maintained by Section 9.2, including any endorsement in relation to such policy as may be required pursuant to Section 9.2 or under the Collateral Documents.
          (b) The Purchaser shall have received an independent insurance review of the Obligors which shall be in form and substance satisfactory to the Purchaser.
     Section 4.14. Reserved.
     Section 4.15. Reserved.
     Section 4.16. Reserved.
     Section 4.17. Reserved.
     Section 4.18. Perfection Certificate. The Obligors shall have delivered the Perfection Certificate duly executed by each Obligor and the Individual Guarantor, together with copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal names of each Obligor and each Restricted Subsidiary, indicating that there are no prior Liens on any of the Collateral other than Liens permitted under Section 10.3.
     Section 4.19. Sale of Other Notes. Contemporaneously with the Closing, NEO, Orwell and Brainard shall authorize the issue and sale of $17,700,000 aggregate principal amount of their Senior Secured Guaranteed Notes due June 1, 2017 to the Purchaser.
     Section 4.20. Merger Agreement. Contemporaneously with the Closing, the Merger Agreement will be in full force and effect, will not have been amended or modified in any material respect, and the conditions set forth in the Merger Agreement will have been satisfied in full unless waived by either of NEO or Development (and NEO agrees that it will not waive any material condition without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed). Contemporaneously with the Closing, the transactions contemplated by the Merger Agreement shall be consummated in accordance with the terms and provisions of the Merger Agreement. At or prior to the Closing, the Parent shall have delivered to the Purchaser true and complete copies of the Merger Agreement, the Certificate of Merger filed with the Secretary of State of the State of Ohio evidencing the merger of NEO and Development and all material documents and instruments to be delivered pursuant thereto.
     Section 4.21. Discharge of Existing Debt and Liens. All actions necessary to discharge the Liens (and the obligations secured thereby) in respect of outstanding Indebtedness of the

Great Plains Natural Gas Company	Note Purchase Agreement
Obligors and the other members of the Ohio Group (including, without limitation, Indebtedness outstanding and held by each of Citizens Bank and The Huntington National Bank) shall have been taken and the Purchaser shall have received such evidence thereof as it may reasonably request.
     Section 4.22. Regulatory Approvals. The Purchaser shall have received all reasonable and necessary regulatory and other approvals in respect of the transactions contemplated by the Financing Agreements and evidence that in respect of the transactions contemplated by this Agreement, the Obligors and the other members of the Ohio Group are in compliance with all applicable regulatory and statutory requirements.
     Section 4.23. Proceedings and Documents. All corporate and other proceedings (including, without limitation, lien searches) in connection with the transactions contemplated by the Financing Agreements and the Individual Guarantee Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and the Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
     Section 4.24. Notice of Floating Interest Rate. At least two Business Days prior to the date of the Closing, the Purchaser shall have received written notice from the Issuer of LIBOR and the Adjusted LIBOR Rate for the first Interest Period with respect to the Notes commencing on the date of such Closing, together with reasonably detailed calculations with respect to the calculation thereof, all as set forth in Section 1.2.
Section 5. Representations and Warranties of the Obligors.
          The Obligors, jointly and severally, represent and warrant to the Purchaser (in each case with respect to the Financing Documents to which it is a party or by which it is bound) that:
     Section 5.1. Organization; Power and Authority. Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver the Financing Agreements and to perform the provisions hereof and thereof.
     Section 5.2. Authorization, Etc. The Financing Agreements have been duly authorized by all necessary corporate action on the part of each Obligor, and the Financing Agreements constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Obligor party thereto enforceable against such Obligors in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of

Great Plains Natural Gas Company	Note Purchase Agreement
creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3. Disclosure. The Issuer, through its agent, Parkland Financial Advisors, LLC, has delivered to Purchaser a copy of the Confidential Information Memorandum, dated April 2010 (the “Memorandum”), relating generally to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Ohio Regulated Companies. The Parent has made available to the Purchaser, through its public filings, the Parent’s Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, the Parent’s Definitive Proxy Statements for the 2010 and 2009 Annual Meetings of the Parent’s stockholders (the 2009 Definitive Proxy Statement dated September 17, 2009 relates to the acquisition by the Parent of the Ohio Regulated Companies), the Parent’s Current Report on Form 8-K dated January 5, 2010 (related to the acquisition of the Ohio Regulated Companies), the Parent’s Current Reports on Form 8-K dated August 13, 2010, the Parent’s Current Reports on Form 8-K dated August 20, 2010, the Parent’s Current Reports on Form 8-K dated August 27, 2010, and the Parent’s Current Reports on Form 8-K dated September 29, 2010, each of which has been filed with the SEC under the Securities Exchange Act of 1934, as amended (such reports being collectively referred to herein as the “SEC Reports”). In addition, the Issuer has delivered to Purchaser the Ohio Regulated Companies’ unaudited financial statements for the quarter ended June 30, 2010 (the “Ohio Regulated Companies Financial Statements”). This Agreement, the Memorandum, the SEC Reports, the Ohio Regulated Companies Financial Statements and such other documents, certificates or other writings delivered to the Purchaser prior to the date of this Agreement and identified in Schedule 5.3 are referred to, collectively, herein as the “Disclosure Documents.” The Disclosure Documents, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since December 31, 2009, there has been no change in the financial condition, operations, business, properties or prospects of the Parent or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to any Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
     Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Parent’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Parent and each other Subsidiary, (ii) of the Parent’s Affiliates, other than Subsidiaries, and (iii) of the Parent’s directors and executive officers.
          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Parent and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Parent or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

Great Plains Natural Gas Company	Note Purchase Agreement
          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
          (d) No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Parent or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
          (e) The Parent does not have any Subsidiaries which are not party to the Financing Agreements except those Subsidiaries so indicated on Schedule 5.4 and each of such Subsidiaries which is not a party to any Financing Agreement is prohibited by applicable law, rule or regulation from entering into any Guaranty in respect of the Obligations and, in addition, is prohibited from pledging any assets to secure any Obligations.
     Section 5.5. Financial Statements; Material Liabilities. The Parent has delivered to the Purchaser copies of the consolidated financial statements of the Parent and its Subsidiaries listed on Schedule 5.5. All of said consolidated financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Parent and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Parent and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by each Obligor of each Financing Agreement to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (excluding in each case, the Lien of the Collateral Documents) in respect of any property of the Parent or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Parent or any Subsidiary is bound or by which the Parent or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Parent or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Parent or any Subsidiary.

Great Plains Natural Gas Company	Note Purchase Agreement
     Section 5.7. Governmental Authorizations, Etc. Except for (i) the items described in Schedule 5.7 (each of which has been satisfied and for which no appeals have been filed and all related appeal periods with respect thereto have passed) and (ii) the filing of the Collateral Documents with the appropriate Governmental Authority, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Obligor of any Financing Agreement.
     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) Except as otherwise set forth on Schedule 5.8, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Parent and its Subsidiaries, threatened against or affecting the Parent or any Subsidiary or any property of the Parent or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a material adverse effect.
          (b) Except as otherwise set forth on Schedule 5.8, neither the Parent nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a material adverse effect.
     Section 5.9. Taxes. The Parent and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Parent or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Parent knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Parent and its Unrestricted Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended June 30, 2005. The federal income tax liabilities of the Ohio Group (other than Parent) have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2004.
     Section 5.10. Title to Property; Leases. The Parent and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Parent or any Subsidiary after said date

Great Plains Natural Gas Company	Note Purchase Agreement
(except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11. Licenses, Permits, Etc. (a) The Parent and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
          (b) To the best knowledge of the Obligors, no product of the Parent or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
          (c) To the best knowledge of the Obligors, there is no Material violation by any Person of any right of the Parent or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Parent or any of its Subsidiaries.
     Section 5.12. Compliance with ERISA. (a) Neither any Obligor nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title IV of ERISA.
          (b) The Obligors and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither any Obligor nor any ERISA Affiliate has incurred any liability pursuant to Title I of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by any Obligor or any ERISA Affiliate pursuant to Title I of ERISA or to such penalty or excise tax provisions, other than such liabilities as would not be individually or in the aggregate Material.
          (c) The expected postretirement benefit obligation (determined as of the last day of the Parent’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Parent and its Subsidiaries is not Material.
          (d) The execution and delivery of the Financing Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Obligors to the Purchaser in the first sentence of this Section 5.12(d) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

Great Plains Natural Gas Company	Note Purchase Agreement
     Section 5.13. Private Offering by the Obligors. Neither any Obligor nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchaser, which has been offered the Notes at a private sale for investment. Neither any Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
     Section 5.14. Use of Proceeds; Margin Regulations. The Issuer will apply the proceeds of the sale of the Notes to pay out and discharge all outstanding indebtedness of the Issuer at Citizens Bank. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Parent in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 5.0% of the value of the consolidated assets of the Parent and its Subsidiaries and the Parent does not have any present intention that margin stock will constitute more than 5.0% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness (after giving pro forma effect to the use of proceeds from the Notes referred to in Section 5.14) of the Parent and its Subsidiaries as of September 30, 2010 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any, and reference to any financial covenants contained in any agreement evidencing or entered into in connection with such Indebtedness), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Parent or its Subsidiaries. Schedule 5.15 also contains a description of Indebtedness of the Issuer which will be repaid with the proceeds of the issuance of the Notes. Neither the Parent nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Parent or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Parent or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
          (b) Except as disclosed in Schedule 5.15, neither the Parent nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.
          (c) Neither the Parent nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Parent or such Subsidiary,

Great Plains Natural Gas Company	Note Purchase Agreement
any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Parent or such Subsidiary, except as specifically indicated in Schedule 5.15 and except for Indebtedness which will be repaid concurrently with the Closing out of the proceeds of the issuance of the Notes.
     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Issuer hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
          (b) Neither the Parent nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. The Parent and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
          (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Parent.
     Section 5.17. Status under Certain Statutes. Neither the Parent nor any Subsidiary is subject to regulation under the Investment Parent Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18. Environmental Matters. Except as otherwise set forth on Schedule 5.18:
          (a) Neither the Parent nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Parent or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, in each case, alleging any material damage to the environment or any material violation of any Environmental Laws.
          (b) Neither the Parent nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of any material violation of Environmental Laws or material damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use.
          (c) Neither the Parent nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner that is in

Great Plains Natural Gas Company	Note Purchase Agreement
material violation of any Environmental Laws and has not disposed of any Hazardous Materials in a manner that is in material violation of any Environmental Laws.
          (d) All buildings on all real properties now owned, leased or operated by the Parent or any Subsidiary are in material compliance with applicable Environmental Laws.
          (e) Except for listings that, individually or in the aggregate, are not of a material nature, no property now or, to the knowledge of any Obligor, previously owned, operated or leased by the Parent or any of its Subsidiaries is listed or (to the knowledge of the Parent) proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up.
     Section 5.19. Collateral Documents. The Collateral Documents create valid Liens on the Collateral in favor of the Purchaser subject to no other Liens except Permitted Encumbrances. Upon the execution of the Financing Agreements, the Purchaser’s security interest in the personal property encumbered by the Collateral Documents (to the extent a security interest can be perfected therein pursuant to the UCC or applicable federal law) (a) will be and continue to be a prior perfected security interest under the UCC and applicable federal law entitled to all the rights, benefits and priorities provided by the UCC and applicable federal law, and (b) will be and will continue to be superior and prior to the rights of all Persons to the full extent provided by the UCC and applicable federal law subject only to Permitted Encumbrances.
     Section 5.20. Solvency.
          (a) Assets Greater Than Liabilities. As of, and immediately after giving effect to the transactions consummated on, the date of the Closing, the fair value of the business and assets of the Obligors, taken as a whole on a consolidated basis, will exceed the liabilities of the Obligors, taken as a whole on a consolidated basis.
          (b) Meeting Liabilities. As of, and immediately after giving effect to the transactions consummated on, the date of the Closing, no Obligor:
          (i) will be engaged in any business or transaction, or about to engage in any business or transaction, for which its assets would constitute unreasonably small capital (within the meaning of the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act and section 548 of the Bankruptcy Code, in each case, of the United States of America); or
          (ii) will be unable to pay its debts as such debts mature.
          (c) Intent. No Obligor is entering into any Financing Agreement with any intent to hinder, delay, or defraud either current creditors or future creditors of any Obligor.
     Section 5.21. Ranking of Notes. The obligations of each Obligor under the Financing Agreements will, upon the issuance of the Notes, constitute senior secured Indebtedness of such

Great Plains Natural Gas Company	Note Purchase Agreement
Obligor and such Obligor, upon application of the proceeds of the Notes, will not have any other outstanding senior secured Indebtedness.
     Section 5.22. Insurance. The Parent and its Subsidiaries currently maintain insurance which meets or exceeds the requirements of Section 9.2 hereof and the applicable insurance requirements set forth in the other Financing Agreements, and such insurance is provided by reputable and financially sound insurers. All of such insurance policies are valid and in full force and effect. No notice has been given or claim made, and, to the Parent’s and each Subsidiary’s knowledge, no grounds exist to cancel or void any of such policies or to reduce the coverage provided thereby. All of the Parent’s and each Subsidiary’s existing insurance coverage is described on Schedule 5.22.
Section 6. Representations of the Purchaser.
     Section 6.1. Purchase for Investment. The Purchaser represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or its property shall at all times be within such Purchaser’s or its control. The Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that no Obligor is required to register the Notes.
     Section 6.2. Source of Funds. The Purchaser represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
          (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
          (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any

Great Plains Natural Gas Company	Note Purchase Agreement
annuitant)) are not affected in any manner by the investment performance of the separate account; or
          (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Parent in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
          (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in any Obligor and no person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 20% or more interest in the Parent (or less than 20% but greater than 10%, if such person exercises control over management or policies of an Obligor by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Parent in writing pursuant to this clause (d); or
          (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in an Obligor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Parent in writing pursuant to this clause (e); or
          (f) the Source is a governmental plan; or
          (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Parent in writing pursuant to this clause (g); or
          (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

Great Plains Natural Gas Company	Note Purchase Agreement
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 7. Information as to Company.
     Section 7.1. Financial and Business Information. The Parent shall deliver to each holder of Notes that is an Institutional Investor:
          (a) Quarterly Statements — within 50 days after the end of each quarterly fiscal period in each fiscal year of the Parent (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
          (i) (A) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter, and (B) consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and
          (ii) (A) a combined balance sheet of the members of the Ohio Group (other than the Parent) and their Subsidiaries as at the end of such quarter, including, with respect to each Ohio Midco, a footnote to such balance sheet describing in reasonable detail the then existing assets of such Ohio Midco, and (B) combined statements of income, retained earnings and cash flows of the members of the Ohio Group (other than the Parent) and their Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
          (b) Annual Statements — within 125 days after the end of each fiscal year of the Parent, duplicate copies of
          (i) (A) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and (B) consolidated statements of income, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal year, and
          (ii) (A) a combined balance sheet of the members of the Ohio Group (other than the Parent) and their Subsidiaries as at the end of such fiscal year, including, with respect to each Ohio Midco, a footnote to such balance sheet describing in reasonable detail the then existing assets of such Ohio Midco, and

Great Plains Natural Gas Company	Note Purchase Agreement
(B) combined statements of income, retained earnings and cash flows of the members of the Ohio Group (other than the Parent) and their Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by
          (A) in the case of all financial statements delivered pursuant to clause (b)(i) above, an unqualified opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances,
          (B) in the case of all financial statements delivered pursuant to clause (b)(ii) above, a certificate of a Senior Financial Officer, which certificate shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and
          (C) in the case of the consolidated financial statements of the Parent, a management discussion and analysis of the Parent and its Subsidiaries;
          (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Parent or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Parent or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Parent or any Subsidiary to the public concerning developments that are Material;
          (d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Parent is taking or proposes to take with respect thereto;

Great Plains Natural Gas Company	Note Purchase Agreement
          (e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Parent or an ERISA Affiliate proposes to take with respect thereto:
          (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
          (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Parent or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or
          (iii) any event, transaction or condition that would result in the incurrence of any liability by the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Parent or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
          (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Parent or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation which could reasonably be expected to have a material adverse effect on the Parent or any Subsidiary;
          (g) Operating Budget — no later than 30 days after the end of each fiscal year of the Parent, a copy of the operating budget of the Parent and its Subsidiaries and, separately, of the Ohio Regulated Companies, in each case, for the then current fiscal year; and
          (h) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Parent or any of its Subsidiaries or relating to the ability of an Obligor to perform its obligations under a Financing Agreement as from time to time may be reasonably requested by any such holder of Notes.
All reports and financial statements required to be delivered to the holders of the Notes pursuant to this Section 7 will be in form and scope reasonably acceptable to the Required Holders.

Great Plains Natural Gas Company	Note Purchase Agreement
     Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:
          (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Obligors were in compliance with the requirements of Section 10.1 through Section 10.11, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
          (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Parent and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Parent or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Parent shall have taken or proposes to take with respect thereto.
     Section 7.3. Inspection Rights. The Parent shall permit the representatives of each holder of Notes that is an Institutional Investor:
          (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Parent, to visit the principal executive offices of the Obligors and each other member of the Ohio Group, to discuss the affairs, finances and accounts of the Obligors and their Restricted Subsidiaries with the Obligors’ and other Ohio Group members’ officers, and (with the consent of the Obligors, which consent will not be unreasonably withheld) their independent public accountants, and (with the consent of the Obligors, which consent will not be unreasonably withheld) to visit the other offices and properties of each Obligor and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
          (b) Default — if a Default or Event of Default then exists, at the expense of the Parent to visit and inspect any of the offices or properties of the Parent or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Parent authorizes said accountants to discuss the affairs, finances and accounts of the Parent and its Subsidiaries), all at such times and as often as may be requested.

Great Plains Natural Gas Company	Note Purchase Agreement
Section 8. Payment and Prepayment of the Notes.
     Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.
     Section 8.2. Optional Prepayments with LIBOR Breakage Amount. (a) The Issuer may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the LIBOR Breakage Amount (unless the date specified for prepayment is an Interest Payment Date) determined for the prepayment date with respect to such principal amount. The Issuer will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.
          (b) In connection with a Loss Event where the proceeds thereof are not applied to renew, rebuild or replace the related Collateral in accordance with the terms and conditions in Section 9.2, the proceeds of such Loss Event shall be applied to the prepayment of the Notes pursuant to the provisions of the foregoing paragraph of this Section 8.2 and otherwise in accordance with Section 9.2.
     Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
     Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable LIBOR Breakage Amount, if any. From and after such date, unless the Issuer shall fail to pay such principal amount when so due and payable, together with the interest and LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Issuer and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.5. Purchase of Notes. The Issuer will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes of any series except (a) upon the payment or prepayment of the Notes of such series in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase the outstanding Notes made by the Issuer or an Affiliate pro rata to the holders of the Notes of all series at the time outstanding upon the same terms and conditions (but for differences among the series in their respective purchase prices based upon their different

Great Plains Natural Gas Company	Note Purchase Agreement
maturities, coupons and corresponding discount rates). Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 20 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Issuer shall promptly notify the remaining holders of the Notes of such fact and the expiration date for the acceptance by holders of Notes of all series of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Issuer will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 8.6. LIBOR Breakage Amount. The term “LIBOR Breakage Amount” shall mean any loss, cost or expense (other than lost profits) actually incurred by any holder of a Note as a result of any payment or prepayment of any Note on a day other than a regularly scheduled Interest Payment Date for such Note or at the scheduled maturity (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Each holder shall determine the LIBOR Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Issuer setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment in the case of any prepayment pursuant to Section 8.2(a) or Section 8.7 and not less than one Business Day in the case of any payment required by Section 12.1. Each such determination shall be presumptively correct absent manifest error.
     Section 8.7. Offers of Other Prepayments. (a) The Issuer shall give to each holder of Notes written notice containing and constituting an offer to prepay the Notes in a proportional amount of, and concurrently with, any offer of prepayment, repurchase or offer of repurchase of any Indebtedness issued under the Fixed Rate Note Purchase Agreement (a “Special Prepayment”).
          (b) Notice of Offer to Prepay Notes. The offer to prepay the Notes contemplated by subparagraph (a) of this Section 8.7 shall be in writing and addressed to each holder (together with an Officer’s Certificate required by subparagraph (f) below), shall state the principal amount of such holder’s Notes that is being offered to be prepaid and shall state the date of prepayment of such Notes (such prepayment date being referred to as a “Special Prepayment Date”), which date shall be a date not less than 15 days and not more than 30 days from the date of such offer of prepayment.
          (c) Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance/rejection to be delivered to the Issuer at least five Business Days prior to the Special Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute an acceptance of such offer by such holder.

Great Plains Natural Gas Company	Note Purchase Agreement
          (d) Prepayment. The Issuer shall prepay on the Special Prepayment Date (i) the aggregate principal amount of the Notes to be prepaid on such date plus (ii) accrued interest on the principal amounts being prepaid to the date of such prepayment and the LIBOR Breakage Amount, if any. If any holder of Notes would incur any LIBOR Breakage Amount as a result of an accepted prepayment under this Section 8.7, then if such holder so elects in writing to the Issuer (with its acceptance of such offer of prepayment), such accepted offer of prepayment will instead be made on the next Interest Payment Date on or after the corresponding Special Prepayment Date.
          (e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Issuer and dated the date of such offer, specifying: (i) the Special Prepayment, including a description of the events prompting the offer of such Special Prepayment (all in such reasonable detail as to enable each holder to make an informed and considered decision with respect to such proposed prepayment); (ii) the Special Prepayment Date; (iii) that such offer is made pursuant to this Section 8.7; (iv) the principal amount of each Note offered to be prepaid, together with the interest that would be due on each Note offered to be prepaid, accrued to the Special Prepayment Date and the LIBOR Breakage Amount, if any; and (v) that the conditions of this Section 8.7 have been fulfilled.
Section 9. Affirmative Covenants.
     The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:
     Section 9.1. Compliance with Law. (a) Without limiting Section 10.14, the Obligors will, and will cause each of their respective Subsidiaries to, comply, in all material respects, with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all material licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses.
          (b) Promptly following the request therefor by any holder, the Obligors will, and will cause each of their respective Subsidiaries to, provide to such holder all information and documents as may be required to allow such holder to comply with applicable law and related internal procedures relating to “know your client”, as well as “anti-money laundering, and anti-terrorist financing” requirements that such holder is obligated to undertake in connection with its investment in the Notes.
     Section 9.2. Insurance. Each Obligor shall, and shall cause its Subsidiaries to, maintain at all times adequate insurance to the reasonable satisfaction of the holders. Such insurance shall be maintained with the insurers shown on Schedule 5.22 or other financially sound and reputable insurers reasonably acceptable to the holders, against such risks of loss and liability as are customarily insured against and in amounts customarily carried by Persons owning, leasing or operating similar properties, including but not limited to: (i) fire and theft and extended coverage

Great Plains Natural Gas Company	Note Purchase Agreement
insurance in an amount at least equal to the total full replacement costs of its insurable property; (ii) liability insurance on account of injury to persons or property; and (iii) insurance which complies with all applicable workers’ compensation, unemployment and similar laws, all of the foregoing to be acceptable to the holders at all times during the term hereof. Each Obligor shall, and shall cause its Restricted Subsidiaries to, cause all such insurance in clauses (i) and (ii) to be issued with a mortgagee and lender’s loss payable endorsement (with respect to the property policies) and an additional insured endorsement (with respect to the liability policies) in favor of the holders, providing for at least 30 days’ written notice to the holders prior to cancellation, and the Obligors shall cause certificates of insurance acceptable to the holders to be delivered to the holders prior to the Closing and, thereafter, on each anniversary date of the Closing. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, the holders shall remit to the Obligors proceeds received by holders during any calendar year under insurance policies procured and maintained by the Obligors which insure Obligors’ insurable properties to the extent such insurance proceeds do not exceed $500,000 in the aggregate during such calendar year. In the event the aggregate amount of insurance proceeds received by the holders for any occurrence exceeds $500,000 in any calendar year, then the holders shall not be obligated to remit the insurance proceeds to the Obligors unless the Obligors shall provide the holders with evidence reasonably satisfactory to the holders that the insurance proceeds will be used by the Obligors to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Obligors have previously received (or, after giving effect to any proposed remittance by the holders to the Obligors would receive) insurance proceeds which equal or exceed $500,000 in the aggregate during any calendar year, then the holders may, in their sole discretion, either remit the insurance proceeds to the Obligors upon the Obligors providing the holders with evidence reasonably satisfactory to the holders that the insurance proceeds will be used by the Obligors to repair, replace or restore the insured property which was the subject of the insurable loss or apply the proceeds to the prepayment of the Notes pursuant to Section 8.2. The agreement of the holders to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, and (y) the Obligors shall use such insurance proceeds to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose. The Obligors will (1) furnish to each holder of Notes prompt written notice of any Loss Event with respect to any material portion of any property of the Obligors and their Subsidiaries, and (2) ensure that the proceeds from any Loss Event or Loss Events (whether in the form of insurance proceeds, condemnation awards or otherwise) that in the aggregate are in excess of $500,000 in any calendar year will be promptly delivered to the holders to be held and applied in accordance with this Section 9.2.
     Section 9.3. Maintenance of Properties. The Obligors will, and will cause each of their respective Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent an Obligor or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Parent has concluded that such discontinuance

Great Plains Natural Gas Company	Note Purchase Agreement
could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.4. Payment of Taxes and Claims. The Obligors will, and will cause each of their respective Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of an Obligor or any Subsidiary, provided that neither any Obligor nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Obligor or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Obligor or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Obligor or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     Section 9.5. Corporate Existence, Etc. (a) Subject to Section 10.9, the Obligors will at all times preserve and keep in full force and effect (i) their respective corporate existence, (ii) the corporate existence of each of their respective Subsidiaries, and (iii) all rights and franchises of the Obligors and their respective Subsidiaries unless, in the good faith judgment of the Parent, the termination of or failure to preserve and keep in full force and effect such right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
          (b) The Parent will at all times own, directly or indirectly, free and clear of any Lien (other than the Lien of the Collateral Documents) 100% of the outstanding capital stock of each other Obligor and each other member of the Ohio Group.
     Section 9.6. Books and Records. The Obligors will, and will cause each of their respective Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over such Obligors or such Subsidiary, as the case may be.
     Section 9.7. Further Assurances; Power of Authority. At any time and from time to time, upon the reasonable request of the Required Holders, the Obligors shall make, execute and deliver to the holders, and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be re-recorded and refiled, at such time and in such offices and places as shall be deemed desirable by the holders, any and all such further Collateral Documents, certificates and other documents and instruments, and take all such further actions, in each case, as the holders in their sole but reasonable discretion may consider necessary or desirable in order to effectuate, complete, perfect, continue or preserve the obligations of the Obligors hereunder or under the other Financing Agreements and the Liens created hereby and thereby. The Obligors hereby appoints the Purchaser, and any of its officers, directors, employees and authorized agents, with full power of substitution, upon any failure by the Obligors to take or cause to be taken any action described in the preceding sentence, to make, execute, record, file, re-record or refile any and each such Collateral Document, instrument, certificate and document for and in

Great Plains Natural Gas Company	Note Purchase Agreement
the name of the Obligors. The power of attorney granted pursuant to this Section 9.7(a) is coupled with an interest and shall be irrevocable until all of the Obligations are indefeasibly paid in full.
     Section 9.8. Additional Obligors. Each Obligor will promptly cause each Subsidiary of such Obligor to become a party to this Agreement by a joinder agreement reasonably satisfactory to the holders and to become a Guarantor hereunder and, in addition, each Obligor shall cause each Subsidiary of such Obligor to grant liens on all the property and assets of such Subsidiary to secure the obligations of such Subsidiary hereunder and under the other Financing Agreements, in each case, as promptly as practicable after such Subsidiary has been acquired or formed by such Obligor. Notwithstanding the foregoing, no such Subsidiary shall be obligated to become a Guarantor hereunder nor to pledge or secure any of its assets or properties to secure Obligations under the Financing Agreements if such guarantee and/or granting of liens, as the case may be, (i) is prohibited by applicable law, rule, regulation or ruling or (ii) with respect to any Subsidiary acquired in connection with a Permitted Acquisition, is prohibited by any existing Acquired Subsidiary Indebtedness Agreement of such Subsidiary, notwithstanding the Obligors’ and Subsidiaries’ commercially reasonable efforts to obtain consent from such Subsidiary’s existing lenders to provide such guaranty and grant such liens. In such event, the holder shall be entitled to promptly receive from independent counsel for the Obligors a legal opinion, reasonably satisfactory in form and substance to the holders, to the effect that such Subsidiary is so prohibited with a description, in reasonable detail, of the legal or regulatory prohibition applicable thereto, or the prohibition in such existing Acquired Subsidiary Indebtedness Agreement. If such legal or regulatory prohibition or the prohibition in such existing Acquired Subsidiary Indebtedness Agreement ever ceases to exist, the Obligors shall remain obligated to effectuate the transactions contemplated by the first sentence of this Section 9.8. Notwithstanding the provisions of this Section 9.8, it is agreed that the Subsidiaries of the Parent listed on Schedule 9.8 will not be Obligors.
     Section 9.9. Real Property; Leased Locations. (a) In the event that, subsequent to the date of Closing, any Obligor acquires (i) a fee ownership in Real Property or (ii) a leasehold interest with respect to any Real Property, it shall at the time of such acquisition (or such later date as is agreed by the Required Holders and in any event not later than 30 days after such acquisition or such later date as may be agreed upon by the Required Holders in the case of a leasehold interest) provide to the holders a Mortgage and all other Collateral Documents reasonably requested by the Required Holders granting the holders a Lien on any such Real Property, together with environmental audits, mortgage title insurance commitment, real property surveys (unless waived by the Required Holders), local counsel opinion(s) and, if reasonably required by the Required Holders, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by the Required Holders, in each case, in form and substance reasonably satisfactory to the Required Holders.
          (b) In the event that, subsequent to the date of Closing, any Obligor leases any Real Property at which Collateral with a value in excess of $500,000 is kept, it shall simultaneously (or such later date as is agreed by the Required Holders and in any event not later than 30 days after such acquisition) upon entering into such lease provide to the holders of the Notes a copy of

Great Plains Natural Gas Company	Note Purchase Agreement
such lease and a landlord’s agreement or bailee letter, as applicable, from the landlord of any leased property or bailee with respect to any warehouse, processor converter facility or other location where Collateral in excess of $500,000 will be stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to the Required Holders.
Section 10. Negative Covenants.
          The Obligors, jointly and severally, covenant that so long as any of the Notes are outstanding:
     Section 10.1. Indebtedness. The Obligors shall not, and shall not permit any Restricted Subsidiary to, create, assume, incur or in any manner become or remain liable in respect to, any Indebtedness, except for:
          (i) the Obligations of the Obligors under the Financing Agreements;
          (ii) Indebtedness of the Obligors and each other member of the Ohio Group issued pursuant to the Fixed Rate Note Purchase Agreement;
          (iii) Indebtedness incurred under Capitalized Leases and purchase money obligations in an aggregate amount not to exceed $500,000 at any one time outstanding;
          (iv) Indebtedness of the Obligors and each other member of the Ohio Group outstanding as of September 30, 2010 and set forth in Schedule 5.15 hereto (excluding any such Indebtedness which is paid in full with the proceeds of the Notes);
          (v) unsecured intercompany Indebtedness permitted pursuant to Section 10.10(ii); and
          (vi) additional Indebtedness of the Obligors and each other member of the Ohio Group, provided that such Indebtedness is otherwise permitted hereunder including, without limitation, under Sections 10.2, 10.3 and 10.4 hereof.
     Section 10.2. Guaranties. The Obligors shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly Guaranty the Indebtedness or obligation of any other Person, except for (i) guarantees of Indebtedness for Capitalized Leases and purchase money obligations to the extent permitted under Section 10.1(ii), (ii) guarantees of the Obligations under the Financing Agreements, (iii) guarantees of the Indebtedness issued pursuant to the Fixed Rate Note Purchase Agreement, (iv) guarantees of Indebtedness outstanding as of September 30, 2010 and set forth on Schedule 5.15 (excluding any such Indebtedness which is paid in full with the proceeds of the Notes), (v) guarantees resulting from endorsement of negotiable instruments for collection in the ordinary course of business and (vi) guarantees by an Ohio Regulated Company of Indebtedness of another Ohio Regulated Company (provided that such Indebtedness is permitted pursuant to Section 10.1(vi)), and (vii) guarantees by the Parent of Indebtedness or obligations of its Subsidiaries (provided that (A) with respect to such Indebtedness of a Restricted Subsidiary, such Indebtedness is permitted pursuant to Section 10.1(vi) and (B) with

Great Plains Natural Gas Company	Note Purchase Agreement
respect to such Indebtedness of an Unrestricted Subsidiary, the guarantee thereof by the Parent shall constitute Indebtedness in the principal amount thereof and otherwise be permitted pursuant to Section 10.1(vi)). The Parent shall not permit Energy West or any of Energy West’s Subsidiaries to, directly or indirectly Guaranty the Indebtedness or other obligation of any other Person (other than of Energy West or its Subsidiaries), unless Energy West or such Subsidiary, as applicable, concurrently becomes a Guarantor pursuant to Section 9.8. The Parent shall not permit the Ohio Regulated Companies or any of their Subsidiaries to directly or indirectly Guaranty the Indebtedness or other obligation of any other Person (other than the Indebtedness issued under the Fixed Rate Note Purchase Agreement), unless the Ohio Regulated Companies or such Subsidiary, as applicable, concurrently becomes a Guarantor pursuant to Section 9.8.
     Section 10.3. Creation of Liens; Contractual Restrictions. (a) The Obligors will not, and will not permit any Restricted Subsidiary to, create, assume, incur or suffer to exist or allow to be created, assumed or incurred or suffered to exist any Lien upon any of its properties, now owned or hereafter acquired, nor acquire nor agree to acquire any kind of property subject to a Lien, provided, however, that the foregoing restrictions shall not prevent such Obligors and such Restricted Subsidiaries from:
          (i) creating Liens pursuant to the Collateral Documents in favor of or for the benefit of the holders to secure repayment of the Obligations;
          (ii) creating Liens in favor of lessors under Capitalized Leases or to secure purchase money Indebtedness permitted hereunder, including, without limitation, under Section 10.1(iii); provided, that any such Lien be limited solely to assets being leased or acquired;
          (iii) permitting or incurring Liens for taxes or assessments or governmental charges or levies on any of the properties of an Obligor or Restricted Subsidiary if such taxes, assessments, governmental charges or levies shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and with respect to which such Obligor or Restricted Subsidiary has created reserves which are determined by such Obligor or Restricted Subsidiary to be adequate by the application of GAAP consistently applied;
          (iv) making pledges or deposits to secure an Obligor’s or Restricted Subsidiary’s obligations under workmen’s compensation laws or similar legislation;
          (v) incurring Liens arising out of judgments or awards against an Obligor or Restricted Subsidiary with respect to which it is currently engaged in proceedings for review or appeal and with respect to which it shall have secured a stay of execution pending such proceedings for review or appeal;
          (vi) in the ordinary course of business, granting security interests in favor of lessors of personal property, which property is the subject of a true lease between such lessor and such Person;

Great Plains Natural Gas Company	Note Purchase Agreement
          (vii) permitting Liens consisting of zoning restrictions, easements, restrictions on the use of real property and other matters of record or minor irregularities in titles thereto which do not, in the reasonable discretion of the Required Holders, impair the value of such property in a material amount;
          (viii) any Lien incurred or deposits to secure the performance of surety bonds incurred in the ordinary course of business consistent with past practice, provided that such Liens shall cover only the Obligor’s or Restricted Subsidiary’s interests in and relating to the contract underlying the transaction for which such surety bonds were issued;
          (ix) with respect to the Parent, pledging its stock in Energy West to secure Indebtedness of Energy West and its Subsidiaries;
          (x) Liens to secure the Indebtedness issued under the Fixed Rate Note Purchase Agreement; and
          (xi) Liens securing Acquired Subsidiary Indebtedness in connection with a Permitted Acquisition, provided that (A) any such Lien shall not extend to or cover any property other than the property subject to such Lien immediately prior to such acquisition, (B) such Liens shall not have been created in contemplation of, or to facilitate, such acquisition and (C) the principal amount of such obligations thereby secured is not increased thereafter, provided further, that in no event shall any Lien secure any renewal, extension, refinancing or replacement of any Acquired Subsidiary Indebtedness unless the Obligations are also concurrently equally and ratably secured pursuant to documentation satisfactory to the Required Holders.
          Each Lien of the type listed in items (i) through (xi) inclusive immediately above is a “Permitted Encumbrance.”
          (b) In addition to the foregoing restrictions on creation of Liens, the Obligors shall not, and shall not permit any Restricted Subsidiary to, at any time directly or indirectly enter into or assume any agreement (other than this Agreement and the other Financing Agreements and the Fixed Rate Note Purchase Agreement), or adopt any charter or other governing document provision, prohibiting the creation or assumption of any Lien upon any of the property or assets of the Obligors and the Restricted Subsidiaries, with the exception of negative pledge provisions included in Capital Lease and purchase money financing agreements which restrict Liens on the equipment being leased or financed under such agreements.
     Section 10.4. Financial Ratios. (a) Commencing with the fiscal quarter of the Ohio Group ending December 31, 2010, the Obligors shall not allow the Ohio Group Coverage Ratio, determined as of the end of each fiscal quarter of the Ohio Group for the four fiscal quarters then ending, to be less than 2.0 to 1.0.

Great Plains Natural Gas Company	Note Purchase Agreement
          (b) Commencing with the fiscal quarter of the Parent ending December 31, 2010, the Obligors shall not allow the Consolidated Coverage Ratio, determined as of the end of each fiscal quarter of the Parent for the four fiscal quarters then ending, to be less than 2.0 to 1.0.
          (c) The Obligors shall not at any time permit Ohio Group Indebtedness to exceed 60% of Ohio Group Capitalization.
          (d) The Obligors shall not at any time permit Consolidated Indebtedness to exceed 60% of Consolidated Capitalization.
     Section 10.5. Restrictions on Dividends and Distributions. The Obligors shall not, and shall not permit any Restricted Subsidiary to, make any dividend, distribution, redemption or repurchase (collectively, a “Restricted Payment”) with respect to the shares of capital stock or pursuant to any option, or put agreement (other than dividends and distributions which, in each case, consist solely of shares of capital stock) if, (i) at the time of such Restricted Payment, an Event of Default or Default has occurred and is continuing or would be caused by such Restricted Payment, or (ii) with respect to the members of the Ohio Group (other than the Parent), the Restricted Payment would cause the aggregate amount of all Restricted Payments in any fiscal year of the Ohio Group to exceed sixty percent (60%) of the Ohio Group Net Income for such fiscal year.
     Section 10.6. Disposition of Assets. The Obligors shall not, and shall not permit any Restricted Subsidiary to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of their respective properties or assets, whether tangible or intangible, real or personal, including without limitation, sales, assignments, discounts or other dispositions of Accounts, contract rights, Chattel Paper, Equipment or General Intangibles, with or without recourse, and sale/leaseback transactions, except for:
          (i) sales of Inventory in the ordinary course of business;
          (ii) sales, assignments, transfers or leases in the ordinary course of business of assets (other than Real Property, if any, subject to a Mortgage), which are no longer necessary or required in the conduct of any such Obligor’s or Restricted Subsidiary’s business;
          (iii) sales, transfers or leases of assets in the ordinary course of business which are replaced by substitute assets acquired or leased by such Obligor or Restricted Subsidiary; provided, however, that such substitute assets shall be subject to a first and prior lien and security interest in favor of the holders to the extent they are not subject to a Lien in favor of the seller or lessor of such assets to the extent permitted hereunder;
          (iv) sales, transfers or leases of any Real Property which is not encumbered by a Mortgage, so long as the value of such assets disposed of during the term of the Notes does not exceed $500,000; and

Great Plains Natural Gas Company	Note Purchase Agreement
          (v) sales, transfers or other dispositions which, in the aggregate, over each rolling twelve month period, do not exceed 1% of Ohio Group Total Assets.
     Section 10.7. Line of Business. The Parent will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Parent and its Subsidiaries would then be engaged would be substantially changed from the general nature of the business in which the Parent and its Subsidiaries are engaged on the date of this Agreement (as described in the Memorandum) or the business of other regulated utilities and businesses ancillary thereto.
     Section 10.8. ERISA. At any time permit any Plan of any Obligor or any Subsidiary to (a) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, (b) incur any “accumulated funding deficiency” as such term is defined in Section 302 of ERISA, whether or not waived, or (c) be terminated in a manner which could result in the imposition of a lien on the property of such Obligor or any Subsidiary pursuant to Section 4068 of ERISA.
     Section 10.9. Mergers and Consolidations; Acquisitions. (a) The Obligors will not, and will not permit any of their Subsidiaries to, merge with or consolidate into any other Person or permit any Person to consolidate with or merge into an Obligor or a Subsidiary, provided that so long as no Default or Event of Default has occurred and is continuing or would result therefrom:
          (i) any Subsidiary (other than a member of the Ohio Group) of the Parent may merge with or consolidate into, (x) any member of the Ohio Group so long as in any merger or consolidation involving a member of the Ohio Group, such member of the Ohio Group shall be the surviving or continuing corporation, (y) any Restricted Subsidiary so long as in any merger or consolidation involving a Restricted Subsidiary, such Restricted Subsidiary shall be the surviving or continuing corporation, or (z) any other Wholly-Owned Subsidiary so long as the Wholly-Owned Subsidiary shall be the surviving or continuing corporation; and
          (ii) any member of the Ohio Group may merge with or consolidate into any other member of the Ohio Group so long as in any merger or consolidation involving the Parent, the Parent shall be the surviving or continuing corporation, and provided that in any merger or consolidation pursuant to this clause (ii) which involves (x) the Issuer and another member of the Ohio Group, or (y) a Guarantor and a member of the Ohio Group other than an Obligor, if the Issuer or Guarantor, as applicable, is not the surviving or continuing corporation, then (1) the surviving or continuing corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each obligation, covenant and condition of this Agreement, the Notes and the other Financing Agreements to which the Issuer or the Guarantor, as applicable, is a party (and such surviving or continuing corporation shall thereafter be referred to as the “Issuer” or a “Guarantor”, as applicable, under the Financing Agreements for all purposes), (2) the surviving or continuing corporation shall have caused to be delivered to each holder of any Notes an opinion of nationally

Great Plains Natural Gas Company	Note Purchase Agreement
recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and (3) each of the Guarantors and Individual Guarantor at such time shall have confirmed and ratified in writing each of the Guarantee Agreement and Individual Guarantee Agreement, respectively.
          (b) The Obligors will not, and will not permit any of their Subsidiaries to purchase or lease or otherwise acquire all or a substantial part of the assets, capital stock or membership interests of any other Person, except for Permitted Acquisitions.
     Section 10.10. Loans and Advances. The Obligors shall not, and shall not permit any Subsidiary to, make loans or advances to any Person, except for:
          (i) loans or advances to employees which do not exceed in the aggregate $25,000 at any one time outstanding;
          (ii) loans or advances by (A) the Parent to any Subsidiary, (B) any Ohio Regulated Company to another Ohio Regulated Company, (C) any Obligor or Restricted Subsidiary to the Parent, and (D) any Obligor (other than the Parent) or Restricted Subsidiary to an Unrestricted Subsidiary, provided that (x) all loans and advances made pursuant to the foregoing clauses (C) and (D) shall not in the aggregate exceed $500,000 at any one time outstanding and (y) all loans and advances made pursuant to the foregoing clauses (A), (C) and (D) that are in excess of $200,000 shall be evidenced by a promissory note and pledged to the holders pursuant to the Collateral Documents;
          (iii) investments permitted pursuant to Section 10.11;
          (iv) loans or advances in its capacity as trustee or manager of any pension, profit sharing or retirement plan for its employees; and
          (v) other loans or advances by the Parent or any Unrestricted Subsidiary to another Person (other than an Obligor or Restricted Subsidiary) which do not exceed in the aggregate $5,000,000 at any one time outstanding; provided, that any loans or advances made by the Parent in excess of $200,000 shall be evidenced by a promissory note and pledged to the holders pursuant to the Collateral Documents.
     Section 10.11. Investments. The Obligors shall not, and shall not permit any Subsidiary to, at any time purchase, acquire or own any stock, bonds, notes, or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person, or become a joint venture partner in any joint venture, or agree, become or remain liable to do any of the foregoing, except for:
          (i) debt securities having a maturity of not more than one year issued or guaranteed by the United States government or by an agency or instrumentality thereof;

Great Plains Natural Gas Company	Note Purchase Agreement
          (ii) certificates of deposit, bankers acceptances and time deposits, which in each case mature within one year from the date of purchase thereof;
          (iii) commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by such Obligor or Subsidiary is accorded the highest rating by Standard and Poor’s Rating Group, a division of McGraw-Hill, Inc. or Moody’s Investors Service, Inc.;
          (iv) direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in each case maturing in 12 months or less from the date of acquisition;
          (v) existing investments in Subsidiaries and Affiliates on the date of Closing and set forth on Schedule 5.4;
          (vi) loans and advances permitted pursuant to Section 10.10;
          (vii) Permitted Acquisitions; and
          (viii) other investments by the Parent or any Unrestricted Subsidiary in another Person (other than an Obligor or Restricted Subsidiary) which do not exceed in the aggregate $5,000,000 at any one time outstanding; provided, that any investments made by the Parent in excess of $200,000 shall be evidenced by an agreement or other instrument and pledged to the holders pursuant to the Collateral Documents.
     Section 10.12. Transactions with Affiliates. The Obligors shall not, and shall not permit any Subsidiary to, enter into or carry out any material transaction (including, without limitation, purchasing property or services or selling properly or services) with an Affiliate unless such transaction: (i) is not otherwise prohibited by this Agreement or any of the other Financing Agreements; (ii) is entered into the ordinary course of such Obligor’s or such Subsidiary’s business and upon fair and reasonable arm’s-length terms and conditions; and (iii) is in accordance with all applicable laws, rules and regulations.
     Section 10.13. Amendment of Organizational Documents. Without twenty (20) days prior written notice to the holders, no Obligor shall amend such Obligor’s certificate of incorporation, by-laws, certificate of limited partnership agreement, certificate of formation, limited liability company agreement or other organizational document of such Obligor, and if such amendment would be adverse to the holders as determined by the holders in good faith, obtaining the holders’ prior written consent.
     Section 10.14. Terrorism Sanctions Regulations. (a) The Obligors will not and will not permit any Subsidiary to (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engage in any dealings or transactions with any such Person.

Great Plains Natural Gas Company	Note Purchase Agreement
          (b) The Obligors will not and will not permit any Subsidiary to become a Person described or designated in the lists of names of individuals and entities consolidated by the Office of the Superintendent of Financial Institutions pursuant to the Criminal Code (Canada) and any applicable regulations under the Special Economic Measures Act and United Nations Act of Canada.
     Section 10.15. Most Favored Lender Status. In the event that an Obligor shall at any time after the date of the Closing enter into, assume or otherwise become bound by or obligated under any agreement creating or evidencing Indebtedness of such Obligor in excess of $1,000,000 in principal amount (a “Reference Agreement”) containing one or more covenants (whether in the form of a covenant or event of default) which are of the general nature of the covenants set forth in Section 10 of this Agreement or in any way relate to the financial condition or performance of an Obligor or measure any balance sheet or income statement condition or performance (any such covenant being referred to as an “Additional Covenant”), the terms of this Agreement shall, without any further action on the part of the Obligors or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant contained in such Reference Agreement. The Obligors further covenant to promptly execute and deliver at their expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 10.15, but shall merely be for the convenience of the parties hereto.
Section 11. Events of Default.
          An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
          (a) the Issuer defaults in the payment of any principal or LIBOR Breakage Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
          (b) the Issuer defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
          (c) the Issuer defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or
          (d) an Obligor defaults in the performance of or compliance with any term contained herein or in any of the other Financing Agreements (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Parent receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

Great Plains Natural Gas Company	Note Purchase Agreement
          (e) any representation or warranty made in writing by or on behalf of an Obligor or by any officer of an Obligor in any Financing Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
          (f) (i) the Parent or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $1,000,000 beyond any period of grace provided with respect thereto, or (ii) the Parent or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $1,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Parent or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $1,000,000, or (y) one or more Persons have the right to require the Parent or any Subsidiary so to purchase or repay such Indebtedness; or
          (g) the Parent or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate or other action for the purpose of any of the foregoing; or
          (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Parent or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Parent or any of its Subsidiaries, or any such petition shall be filed against the Parent or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

Great Plains Natural Gas Company	Note Purchase Agreement
          (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Parent or any of its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
          (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Parent or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $1,000,000, (iv) the Parent or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Parent or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Parent or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Parent or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
          (k) any Change of Control shall occur; or
          (l) any change in any Obligor’s condition or affairs (financial or otherwise) occurs or exists which in the holders’ opinion has a Material Adverse Effect; or
          (m) any Financing Agreement or any Guaranty purported to be created pursuant thereto or any Lien purported to be granted thereby shall cease to be in full force and effect for any reason whatsoever including, without limitation, a determination by a Governmental Authority or court that such Financing Agreement or such Lien or Guaranty purported to be created or granted pursuant thereto is invalid, void or unenforceable or any Obligor which is party to any Financing Agreement shall contest or deny the validity or enforceability thereof or any obligation thereunder; or
          (n) any “Event of Default” (as defined in the Fixed Rate Note Purchase Agreement) occurs and is continuing under the Fixed Rate Note Purchase Agreement.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA. In addition, for the avoidance of doubt, Section 11(a) through 11(n) above shall not apply in any respect to the Individual Guarantor or the Individual Guarantee Agreement.

Great Plains Natural Gas Company	Note Purchase Agreement
Section 12. Remedies on Default, Etc.
     Section 12.1. Acceleration. (a) If an Event of Default with respect to an Obligor described in Section 11(g) or (h) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
          (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to an Obligor, declare all the Notes then outstanding to be immediately due and payable.
          (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Parent, declare all the Notes held by it or them to be immediately due and payable.
          Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the LIBOR Breakage Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Obligors acknowledge, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Obligors (except as herein specifically provided for) and that the provision for payment of a LIBOR Breakage Amount, if any, by the Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained in any Financing Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Parent, may rescind and annul any such declaration and its consequences if (a) the Issuer has paid all overdue interest on the Notes, all principal of and LIBOR Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and LIBOR Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither an Obligor nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured

Great Plains Natural Gas Company	Note Purchase Agreement
or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note or in any other Financing Agreement or in the Individual Guarantee Agreement upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Obligors under Section 15, the Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13. Registration; Exchange; Substitution of Notes.
     Section 13.1. Registration of Notes. The Parent shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Parent shall not be affected by any notice or knowledge to the contrary. The Parent shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Parent at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Issuer shall execute and deliver, at the Parent’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a

Great Plains Natural Gas Company	Note Purchase Agreement
denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
     Section 13.3. Replacement of Notes. Upon receipt by an Obligor at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $20,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
          (b) in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14. Payments on Notes.
     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in Cleveland, Ohio at the principal office of Keybank National Association in such jurisdiction. The Issuer may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Parent in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2. Home Office Payment. So long as the Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Issuer will pay all sums becoming due on such Note for principal, LIBOR Breakage Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Issuer in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Issuer made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Parent at its principal executive office or at the place of payment most recently designated by the Parent pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by the Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the

Great Plains Natural Gas Company	Note Purchase Agreement
Issuer in exchange for a new Note or Notes pursuant to Section 13.2. The Issuer will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by the Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchaser have made in this Section 14.2.
Section 15. Expenses, Indemnity, Etc.
     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby and by the other Financing Agreements and the Individual Guarantee Agreement are consummated, the Obligors will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Purchaser, local or other counsel) incurred by the Purchaser and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes or the other Financing Agreements and the Individual Guarantee Agreement (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Financing Agreement and the Individual Guarantee Agreement or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Financing Agreement and the Individual Guarantee Agreement or the Notes, or by reason of being a holder of any Note; (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Parent or any Subsidiary or the Individual Guarantor or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes or the other Financing Agreements and the Individual Guarantee Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000. The Issuer will pay, and will save the Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by the Purchaser or other holder in connection with its purchase of the Notes).
     Section 15.2. Survival. The obligations of the Issuer under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Financing Agreement and the Individual Guarantee Agreement or the Notes, and the termination of any Financing Agreement and the Individual Guarantee Agreement.
     Section 15.3. Environmental Indemnity. The Obligors shall indemnify, defend (at trial and appellate levels) save and keep the holder, its directors, board members, officers, employees and agents (“Holder Environment Indemnitees”) harmless from and against any and all liability, demands, claims, actions, or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, any investigatory, removal or remedial costs), damages and expenses asserted against any Holder Environmental Indemnitees (including without limitation reasonable attorneys’, consultants’ and witnesses’ fees incurred by an Obligor or a holder in the defense thereof) incurred as a result of: (a) any generation, transportation, storage, treatment or disposal of any Hazardous Material which occurred or is alleged to have occurred with regard to Hazardous Material generated, manufactured, sold, transported, handled, stored, treated,

Great Plains Natural Gas Company	Note Purchase Agreement
recycled, reclaimed or reused by an Obligor, a Subsidiary or its agents; (b) any spills, discharges, leaks, emissions, injections, escapes, dumping, releases or threatened releases of any Hazardous Material at or upon the Collateral; (c) any air emissions related to the Collateral and (d) any violation of, or any obligation arising in connection with, any Environmental Law.
     Section 15.4. Gross-Up Provision. Each of the Obligors specifically acknowledges and agrees that all payments of all amounts under the Notes and all other Financing Agreements shall be free and clear of, and without deduction or withholding for, or on account of, any present or future tax or withholding amount, except to the extent such tax, withheld amount or deduction is required by law. In any such case, the Obligors, jointly and severally, agree, to pay to the holders such amount as shall be required so that every payment received by the holders will not, after giving effect to any such tax, withholding or deduction, be less than the amount due and payable to the holders in respect of the Notes and the other Financing Agreements.
Section 16. Survival of Representations and Warranties; Entire Agreement.
          All representations and warranties contained in any Financing Agreement and in the Individual Guarantee Agreement shall survive the execution and delivery of any Financing Agreement and of the Individual Guarantee Agreement, the purchase or transfer by the Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of an Obligor or the Individual Guarantor pursuant to any Financing Agreement or the Individual Guarantee Agreement shall be deemed representations and warranties of such Obligor or the Individual Guarantor under a Financing Agreement or the Individual Guarantee Agreement. Subject to the preceding sentence, the Financing Agreements and the Individual Guarantee Agreement embody the entire agreement and understanding between the Purchaser and the Obligors and the Individual Guarantor and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17. Amendment and Waiver.
     Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Parent and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to the Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the LIBOR Breakage Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

Great Plains Natural Gas Company	Note Purchase Agreement
     Section 17.2. Solicitation of Holders of Notes.
          (a) Solicitation. The Obligors will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Obligors will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
          (b) Payment. The Obligors will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between an Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used in any Financing Agreement or the Individual Guarantee Agreement, the term “this Agreement” and references thereto shall mean such Financing Agreement or the Individual Guarantee Agreement as it may from time to time be amended or supplemented.
     Section 17.4. Notes Held by Parent, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Parent, any Obligor, the Individual Guarantor or any of its Affiliates shall be deemed not to be outstanding.
Section 18. Notices.
          All notices, communications and deliveries provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail

Great Plains Natural Gas Company	Note Purchase Agreement
with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
          (i) if to the Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Parent in writing,
          (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Parent in writing, or
          (iii) if to an Obligor, to the Parent at its address set forth at the beginning hereof to the attention of Thomas J. Smith, Chief Financial Officer, or at such other address as the Parent shall have specified to the holder of each Note in writing, or
          (iv) if to the Individual Guarantor, at 8500 Station Street, Suite 113, Mentor, Ohio 44060.
Notices under this Section 18 will be deemed given only when actually received.
Section 19. Reproduction of Documents.
          The Financing Agreements and the Individual Guarantee Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Obligors and the Individual Guarantor agree and stipulate that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit an Obligor or the Individual Guarantor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20. Confidential Information.
     For the purposes of this Section 20, “Confidential Information” means information delivered to the Purchaser by or on behalf of the Parent or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to any Financing Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Parent or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently

Great Plains Natural Gas Company	Note Purchase Agreement
becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Parent or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. The Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Parent (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and the Financing Agreements. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to a Financing Agreement. On reasonable request by the Parent in connection with the delivery to any holder of a Note of information required to be delivered to such holder under a Financing Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Parent embodying the provisions of this Section 20.
Section 21. Substitution of Purchaser.
     The Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Parent, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in a Financing Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Parent of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other

Great Plains Natural Gas Company	Note Purchase Agreement
than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22. Guarantee Agreement.
     Section 22.1. Guarantee. (a) Each Guarantor, jointly and severally, hereby irrevocably, absolutely and unconditionally guarantees to the holders from time to time of the Notes: (a) the full and prompt payment on demand of the principal of all of the Notes and of the interest thereon at the rate therein stipulated (including, without limitation, to the extent legally enforceable, interest on any overdue principal, LIBOR Breakage Amount, if any, and interest at the rates specified in the Notes and interest accruing or becoming owing both prior to and subsequent to the commencement of any bankruptcy, reorganization or similar proceeding involving an Obligor) and the LIBOR Breakage Amount, if any, and all other amounts owing to the holders from time to time under the Notes and the Financing Agreements when and as the same shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration, or otherwise, (b) the full and prompt performance and observance by the Obligors of each and all of the covenants and agreements required to be performed or observed by such Persons under the terms of the Financing Agreements, and (c) payment, upon demand by any holder of the Notes, of all costs and expenses, legal or otherwise (including reasonable attorneys fees) and such expenses, if any, as shall have been expended or incurred in the protection or enforcement of any right or privilege under the Financing Agreements or this Guarantee Agreement or in any consultation or action in connection therewith, and in each and every case irrespective of the validity, regularity, or enforcement of any of the Financing Agreements or any of the terms thereof or of any other like circumstance or circumstances (all of the obligations described in the foregoing clause (a), clause (b) and clause (c) being referred to herein as the “Guaranteed Obligations”). The guaranty of the Guaranteed Obligations herein provided for is a guaranty of the immediate and timely payment of the principal, interest and LIBOR Breakage Amount, if any, on the Notes as and when the same are due and payable and shall not be deemed to be a guaranty only of the collectability of such payments and that in consequence thereof each holder of the Notes may sue any Guarantor directly upon such Guaranteed Obligations. Each Guarantor agrees as a primary obligation to indemnify each Noteholder from time to time on demand from and against any loss incurred by it as a result of any Financing Agreement being or becoming void, voidable or unenforceable for any reason whatsoever, whether or not known to such Noteholder, the amount of such loss being the amount which such Noteholder would otherwise have been entitled to recover from the Guarantor.
          (b) Principal Obligor. The obligations of each Guarantor hereunder shall be deemed to be undertaken as principal obligor and not merely as surety.
          (c) Continuing Obligations. The obligations of the Guarantors hereunder shall be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and, in particular but without limitation, shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the Issuer’s obligations under or in respect of any Note and shall continue in full force and effect until all sums due from the Issuer in

Great Plains Natural Gas Company	Note Purchase Agreement
respect of the Notes and the Financing Agreements have been paid and all other obligations of the Issuer thereunder or in respect thereof have been satisfied, in full.
     Section 22.2. Obligation Absolute and Unconditional; Termination; Limitations. (a) This Guarantee Agreement shall be absolute and unconditional and shall remain in full force and effect until the entire principal, interest, LIBOR Breakage Amount (if any) on the Notes and all other sums due pursuant to the Financing Agreements shall have been fully, finally and indefeasibly paid and such Guaranteed Obligations shall not be affected, modified or impaired upon the happening from time to time of any event or condition, including without limitation any of the following, whether or not with notice to or the consent of any Guarantor:
          (i) the power or authority or the lack of power or authority of the Issuer to issue the Notes or of the Issuer to execute and deliver the Financing Agreements, and irrespective of the validity of the Notes, or the Financing Agreements or of any defense whatsoever that the Issuer may or might have to the payment of the Notes (including, without limitation, principal, interest or LIBOR Breakage Amount, if any) or to the performance or observance of any of the provisions or conditions of the Financing Agreements, or the existence or continuance of the Issuer as a legal entity;
          (ii) any failure to present the Notes for payment or to demand payment thereof, or to give any Guarantor or the Issuer notice of dishonor for non-payment of the Notes, when and as the same may become due and payable, or notice of any failure on the part of the Issuer to do any act or thing or to perform or to keep any covenant or agreement by either of them to be done, kept or performed under the terms of the Notes or any Financing Agreement;
          (iii) additional money to the Issuer, any extension of the obligation of the Notes, either indefinitely or for any period of time, or any other modification in the obligation of the Notes or of any Financing Agreement or the Issuer thereon, or in connection therewith, or any sale, release, substitution or exchange of any security;
          (iv) any act or failure to act with regard to the Notes or any Financing Agreement or anything which might vary the risk of any Guarantor (including, without limitation, any release or substitution of any one or more of the endorsers or guarantors of the Guaranteed Obligations);
          (v) any action taken under any Financing Agreement in the exercise of any right or power thereby conferred or any failure or omission on the part of any holder of any Note to first enforce any right or security given under any Financing Agreement or any failure or omission on the part of any holder of any of the Notes to first enforce any right against the Issuer or any other Guarantor;
          (vi) the waiver, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of the Issuer contained in any Financing Agreement, or of any other Guarantor contained in any Financing Agreement, or of the payment, performance or observance thereof;

Great Plains Natural Gas Company	Note Purchase Agreement
          (vii) the failure to give notice to any Obligor of the occurrence of any Default or Event of Default under the terms and provisions of this Agreement;
          (viii) the extension of the time for payment of any principal of, or interest (or LIBOR Breakage Amount or any other amount, if any), on any Note owing or payable on such Note or of the time of or for performance of any obligations, covenants or agreements under or arising out of any Financing Agreement or the extension or the renewal of any thereof;
          (ix) the modification or amendment (whether material or otherwise) of any obligation, covenant or agreement set forth in any Financing Agreement;
          (x) any failure, omission, delay or lack on the part of the holders of the Notes to enforce, assert or exercise any right, power or remedy conferred on the holders of the Notes in any Financing Agreement, or any other act or acts on the part of the holders from time to time of the Notes;
          (xi) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, marshaling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or arrangement under bankruptcy or similar laws, composition with creditors or readjustment of, or other similar procedures affecting any Obligor or any of the assets of any of them, or any allegation or contest of the validity of any Financing Agreement or the disaffirmance of any Financing Agreement in any such proceeding (it being understood that the obligations of each Guarantor under this Guarantee Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment made with respect to the Notes is rescinded or must otherwise be restored or returned by any holder of the Notes upon the insolvency, bankruptcy or reorganization of an Obligor, all as though such payment had not been made);
          (xii) any event or action that would, in the absence of this clause, result in the release or discharge by operation of law of an Obligor from the performance or observance of any obligation, covenant or agreement contained in this Guarantee Agreement;
          (xiii) the invalidity or unenforceability of any Financing Agreement;
          (xiv) the invalidity or unenforceability of the obligations of any Guarantor under this Guarantee Agreement, the absence of any action to enforce such obligations of any Guarantor, any waiver or consent by any Guarantor with respect to any of the provisions hereof or any other circumstances which might otherwise constitute a discharge or defense by any Guarantor, including, without limitation, any failure or delay in the enforcement of the obligations of any Guarantor with respect to this Guarantee Agreement or of notice thereof; or any suit or other action brought by any shareholder or creditor of, or by, any Guarantor or any other Person, for any reason, including, without

Great Plains Natural Gas Company	Note Purchase Agreement
limitation, any suit or action in any way attacking or involving any issue, matter or thing in respect of any Financing Agreement;
          (xv) the default or failure of any Guarantor fully to perform any of its covenants or obligations set forth in any Financing Agreement;
          (xvi) the impossibility or illegality of performance on the part of an Obligor or any other Person of its obligations in any Financing Agreement;
          (xvii) in respect of any Obligor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to any Obligor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods droughts, embargoes, wars (whether or not declared), civil commotions, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any regulatory body or agency, change of law or any other causes affecting performance, or other force majeure, whether or not beyond the control of any Obligor or any other Person and whether or not of the kind hereinbefore specified;
          (xviii) any attachment, claim, demand, charge, lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against any Person, or any claims, demands, charges or liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable under this Guarantee Agreement, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided;
          (xix) the failure of any Guarantor to receive any benefit or consideration from or as a result of its execution, delivery and performance of this Guarantee Agreement;
          (xx) any sale, exchange, release or surrender of any property at any time pledged or granted as security in respect of the Guaranteed Obligations, whether so pledged or granted by any Guarantor or another guarantor of the obligations of the Issuer under the Financing Agreements; or
          (xxi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the obligations of any Guarantor under this Guarantee Agreement;
provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this paragraph that the obligations of each Guarantor hereunder shall be absolute and unconditional to the extent herein specified and shall not be discharged, impaired or varied except by the full, final and indefeasible payment to the holders thereof of the principal of, interest on and LIBOR Breakage Amount, if any, and any other

Great Plains Natural Gas Company	Note Purchase Agreement
amounts due in respect of the Notes, and then only to the extent of such payments. Without limiting any of the other terms or provisions hereof, it is understood and agreed that in order to hold any Guarantor liable hereunder, there shall be no obligation on the part of any holder of any Note to resort, in any manner or form, for payment, to the Issuer, to any other Person or to the properties or estates of any of the foregoing. All rights of the holder of any Note pursuant thereto or to this Guarantee Agreement may be transferred or assigned at any time or from time to time and shall be considered to be transferred or assigned upon the transfer of such Note whether with or without the consent of or notice to any Guarantor or the Issuer. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Issuer shall default under the terms of the Financing Agreements and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Issuer under the Financing Agreements shall remain in full force and effect and shall apply to each and every subsequent default.
          (b) To the fullest extent permitted by law, each Guarantor does hereby expressly waive:
          (i) all of the matters specified in clause (a) of this Section 22.2 and any notices in respect thereof;
          (ii) notice of acceptance of this Guarantee Agreement;
          (iii) notice of any purchase or acceptance of the Notes under this Agreement, or the creation, existence or acquisition of any of the Guaranteed Obligations;
          (iv) notice of the amount of the Guaranteed Obligations; and
          (v) any stay (except in connection with a pending appeal), valuation, appraisal, redemption or extension law now or at any time hereafter in force that, but for this waiver, might be applicable to any sale of property of any Guarantor made under any judgment, order or decree based on this Guarantee Agreement, and each Guarantor covenants that it will not at any time insist upon or plead, or in any manner claim or take the benefit or advantage of any such law.
          (c) Each of the rights and remedies granted under this Guarantee Agreement to each holder in respect of the Notes held by such holder may be exercised by such holder without notice to, or the consent of or any other action by, any other holder. Each holder may proceed to protect and enforce this Guarantee Agreement by making the payment hereunder on demand, by suit or suits or proceedings in equity, at law or in bankruptcy, and whether for the specific performance of any covenant or agreement contained herein or in execution or aid of any power herein granted; or for the recovery of judgment for the obligations hereby guarantied or for the enforcement of any other proper, legal or equitable remedy available under applicable law.
          (d) In addition to and not in limitation of the obligations of the Guarantors hereunder, each Guarantor specifically acknowledges and agrees to the terms and provisions of the Individual Guaranty Agreement and specifically agrees, confirms and ratifies all of its obligations hereunder regardless of any of the terms or provisions of the Individual Guaranty

Great Plains Natural Gas Company	Note Purchase Agreement
Agreement or any alteration, modification, release or waiver thereof or release of any collateral therefor and acknowledges and agrees that the rights and the remedies of the holders against each Guarantor hereunder are in addition to, and in no way impaired by, the Individual Guarantee Agreement under any circumstances.
          (e) If any holder shall have instituted any proceeding to enforce any right or remedy under this Guarantee Agreement or under any Note held by such holder and such proceeding shall have been discontinued or abandoned for any reason, or shall have been determined adversely to such holder, then and in every such case each such holder shall, except as may be limited or affected by any determination in such proceeding, be restored severally and respectively to its respective former position hereunder and thereunder, and thereafter the rights and remedies of such holders shall continue as though no such proceeding had been instituted.
          (f) Any term or provision of this Guarantee Agreement, or the Financing Agreements or of the Notes notwithstanding, if any U.S. federal or state fraudulent conveyance laws are determined by a court of competent jurisdiction to be applicable to the obligations of a Guarantor hereunder, such Guarantor’s obligations hereunder shall be limited to the maximum aggregate amount of the obligations that would not render such Guarantor’s obligations subject to avoidance under applicable U.S. federal or state fraudulent conveyance laws.
     Section 22.3. Subrogation Payments Held In Trust. To the extent of any payments made under this Guarantee Agreement, each Guarantor shall be subrogated to the rights of the holder of the Notes receiving such payments, but each Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the rights of any holders of the Notes for which full payment has not been made or provided for and, to that end, the Guarantor agrees not to claim or enforce any such right of subrogation or any right of setoff or any other right which may arise on account of any payment made by the Guarantor in accordance with the provisions of this Guarantee Agreement unless and until all of the Guaranteed Obligations (other than those arising by subrogation as aforesaid) owned by Persons other than the Guarantor and all other sums due or payable under this Guarantee Agreement have been fully paid and discharged or payment therefor has been provided.
     Section 22.4. Preference. Each Guarantor agrees that to the extent any Obligor or any other Person makes any payment on the Guaranteed Obligations, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, or is required to be repaid to a trustee, receiver or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to such Guarantor’s obligations hereunder, as if said payment had not been made. The liability of each Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any holder of the Notes from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity or fraud asserted by any account debtor or by any other Person.

Great Plains Natural Gas Company	Note Purchase Agreement
     Section 22.5. Marshaling. None of the holders of the Notes shall be under any obligation (a) to marshal any assets in favor of any Guarantor or in payment of any or all of the liabilities of the Issuer under or in respect of the Notes or the obligation of any Guarantor hereunder or (b) to pursue any other remedy that any Guarantor may or may not be able to pursue itself and that may lighten such Guarantor’s burden, any right to which such Guarantor hereby expressly waives.
     Section 22.6. Subordination. If any Guarantor becomes the holder of any Indebtedness payable by the Issuer or another Guarantor, then such Guarantor hereby subordinates all such Indebtedness owing to it from the Issuer or such other Guarantor to all Indebtedness of the Issuer or such other Guarantor owing to the holders of Notes, and agrees that, during the continuance of any Default or Event of Default, it shall not accept any payment on the same until the Guaranteed Obligations shall have been paid in full and shall in no circumstances whatsoever attempt to set-off or reduce any obligations hereunder because of such Indebtedness. If any amount shall nevertheless be paid in violation of the foregoing to the Guarantor by the Issuer or another Guarantor prior to payment in full of the Guaranteed Obligations, such amount shall be held in trust for the benefit of the holders of Notes and shall forthwith be paid to the holders of Notes to be credited and applied to the Guaranteed Obligations, whether matured or unmatured.
Section 23. Release of Security Interests or Guarantor.
     Upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate) that is permitted by this Agreement or to which the Required Holders have otherwise consented, or the sale or other disposition of all of the equity interests of a Guarantor to any Person (other than an Affiliate) that is permitted by this Agreement or to which the Required Holders have otherwise consented, for which the Obligors desire to obtain a security interest release or a release of the Guarantor from the holders of Notes, the Obligors shall deliver an Officer’s Certificate (i) stating that the Collateral or the equity interests subject to such disposition is/are being sold or otherwise disposed of in compliance with the terms hereof, (ii) specifying the Collateral or equity interests being sold or otherwise disposed of in the proposed transaction, and (iii) stating that no Default or Event of Default has occurred and is continuing or would result from such release. Upon the receipt of such Officer’s Certificate, the holders of the Notes will, at the Obligors’ expense, so long as the Required Holders have no reason to believe that the facts stated in such Officer’s Certificate are not true and correct, execute and deliver such releases of the holders’ security interest in such Collateral or such Guarantor from the Guarantee Agreement, as may be reasonably requested by the Obligors.
Section 24. Miscellaneous.
     Section 24.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 24.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that

Great Plains Natural Gas Company	Note Purchase Agreement
the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 24.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with the financial covenants contained in this Agreement or any other Financing Agreement, any election by the Parent or any Subsidiary to measure an item of Indebtedness using fair value (as permitted by Statement of Financial Accounting Standards No. 159 or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
     Section 24.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 24.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
     Section 24.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 24.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Ohio excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Great Plains Natural Gas Company	Note Purchase Agreement
     Section 24.8. Jurisdiction and Process; Waiver of Jury Trial. (a) Each Obligor and the Individual Guarantor irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in the Northern District, over any suit, action or proceeding arising out of or relating to any Financing Agreement. To the fullest extent permitted by applicable law, each Obligor and the Individual Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) Each Obligor and the Individual Guarantor consent to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 24.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. Each Obligor and the Individual Guarantor agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (c) Nothing in this Section 24.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against any Obligor or the Individual Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
     (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to the Financing Agreements, the Individual Guarantee Agreement or any other document executed in connection herewith or therewith.
* * * * *

Great Plains Natural Gas Company	Note Purchase Agreement
     If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Obligors, whereupon this Agreement shall become a binding agreement between you and the Obligors.

Very truly yours, Great Plains Natural Gas Company, as the Issuer
By	/s/ Thomas J. Smith
	Name:	Thomas J. Smith
	Title:	Chief Financial Officer

Lightning Pipeline Company, as a Guarantor
By	/s/ Thomas J. Smith
	Name:	Thomas J. Smith
	Title:	Chief Financial Officer

Gas Natural Inc., as a Guarantor
By	/s/ Thomas J. Smith
	Name:	Thomas J. Smith
	Title:	Chief Financial Officer

Great Plains Natural Gas Company	Note Purchase Agreement
This Agreement is hereby accepted and agreed to as of the date thereof.

Sun Life Assurance Company of Canada
By	/s/ Paul Sinclair
	Name:	Paul Sinclair
	Title:	Managing Director Head of Private Debt Private Fixed Income

By	/s/ David J. Fletcher
	Name:	David J. Fletcher
	Title:	Senior Director Private Fixed Income

Information Relating to Purchaser

Principal Amount of
Name and Address of Purchaser	Notes to Be Purchased

Sun Life Assurance Company of Canada	$2,300,000
150 King Street West
Toronto, Ontario M5H 1J9
Canada
Payments
All payments by bank wire transfer of immediately available funds, providing sufficient information to identify the source of the transfer, the amount of interest and/or principal and the series of Notes, to:

Destination Bank:
Wachovia Bank, N.A.
New York, New York
ABA# 026005092

Beneficiary’s Bank:
Bank of Montreal
International Banking, Head Office
129 St Jacques
Montreal, Quebec
SWIFT #BOFMCAM2

Beneficiary Details:
(this information MUST be on the wire)
Account Number: 24234600338
Account Name: Sun Life Assurance Company of Canada
227 King Street South
Waterloo, Ontario N2J 4C5
Schedule A
(to Note Purchase Agreement)

Notices
All notices of payment on or in respect of the Notes and written confirmation of each such payment to be addressed to:

Sun Life Assurance Company of Canada
227 King Street South
Location: 02D22
Waterloo, Ontario N2J 4CS
Canada
Attention: Nancy Munro — Private Fixed Income
All other notices and communications (including, without limitation, all financial reports) to be addressed to:

Sun Life Assurance Company of Canada
150 King Street West
3rd Floor
Toronto, Ontario M5H 1J9
Canada
Attention: Nushi Kazemian — Private Fixed Income
Name of Nominee in which Notes are to be issued: None
Taxpayer I.D. Number (W8-BEN): 38-1082080
Notes should be delivered to:

Sun Life Assurance Company of Canada
227 King Street South
Location: 02D22
Waterloo, Ontario N2J 4CS
Canada
Attention: Nancy Munro — Private Fixed Income

A-2

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Acquired Subsidiary Indebtedness” means all Indebtedness of any Person which becomes a Subsidiary after the date of Closing or is consolidated with or merged into a Subsidiary after the date of Closing and which (i) is outstanding on the date such Person becomes a Subsidiary and (ii) has not been (or is not being) incurred, extended or renewed in contemplation of such Person becoming a Subsidiary.
     “Acquired Subsidiary Indebtedness Agreement” means any agreement, instrument or document evidencing Acquired Subsidiary Indebtedness or pursuant to which Acquired Subsidiary Indebtedness has been issued.
     “Acquisition” means any transaction or series of transactions by which a Person acquires, either directly or through an Affiliate or otherwise, (a) any or all of the equity interests of any class of any other Person or (b) a substantial portion of the assets, or a division, line of business or publication of any other Person.
     “Adjusted LIBOR Rate” for each Interest Period shall be a rate per annum equal to LIBOR for such Interest Period plus 3.85%.
     “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Parent, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Parent or any Subsidiary or any corporation of which the Parent and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Parent.
     “Anti-Terrorism Order” means Executive Order No. 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Brainard” means Brainard Gas Corp., Inc., an Ohio corporation and direct subsidiary of Parent.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Cleveland, Ohio are required or authorized to be closed and, if the applicable Business Day relates to the determination of LIBOR, a day on which dealings are carried on in U.S. dollar deposits in the London interbank market.
Schedule B
(to Note Purchase Agreement)

“Capitalized Lease” means any lease of property by any Person which, in accordance with GAAP, would be treated as a capital item on the balance sheet of such person.
     “Casualty Event” shall mean any act or occurrence of any kind or nature resulting in damage, disappearance, loss or destruction to any property of the Obligors and Restricted Subsidiaries.
     “Change of Control” means (a) any Person (other than, with the Purchaser’s prior written consent which consent shall not be unreasonably withheld, the Individual Guarantor) or group of Persons acting in concert directly or indirectly acquires (whether in a single transaction or a series of transactions) more than 50% of the ownership interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of the Parent, or (b) the occurrence of any event (whether in one or more transactions) which results in the transfer of control of an Obligor such that the Parent fails to own, directly or indirectly and with full right to direct voting of such shares, all the ownership interests of each Obligor, or (c) any merger, consolidation or sale of substantially all of the property or assets of any Obligor. For purposes of this definition, “control of an Obligor” means the power, direct or indirect, to vote 51% or more of the ownership interests having ordinary voting power for the election of directors (or the individuals performing similar functions) of any Obligor.
     “Chattel Paper” means chattel paper, as that term is defined in the UCC, held by the Borrower, whether now owned or existing or hereafter created or acquired.
     “Closing” is defined in Section 3.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Collateral” means collectively the real and personal property in which an Obligor has granted to or will in the future grant to or for the benefit of the holders a security interest or other lien to secure the payment of the Obligations and the Obligors’ prompt and complete performance under the Financing Agreements.
     “Collateral Documents” shall mean, collectively, the Security Agreement, Pledge Agreement, Mortgages, if any, Control Agreements, and other security documents as may be executed and delivered by any Obligor from time to time in accordance with the transactions contemplated by the terms of the Financing Agreements, as such agreements may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Condemnation Event” shall mean any condemnation or seizure or other taking by a public or quasi-public authority of any property of the Obligors and Restricted Subsidiaries.
     “Confidential Information” is defined in Section 20.

     “Consolidated Capitalization” means the sum of (i) consolidated net worth of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, plus (ii) Consolidated Indebtedness.
     “Consolidated Coverage Ratio” means, for any period, the ratio of (i) Consolidated EBIT to (ii) gross interest expense of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Consolidated EBIT” means, for any period, the sum of Consolidated Net Income, plus (to the extent deducted in computing Consolidated Net Income) the sum of interest expense and any provision for federal, state and local income taxes, each of the foregoing determined on a consolidated basis for the Parent and its Subsidiaries in accordance with GAAP, but excluding from such calculation extraordinary non-operating income and any gain from any non-recurring transactions.
     “Consolidated Indebtedness” means, as of any date, the aggregate unpaid principal amount of all Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis.
     “Consolidated Net Income” means, for the relevant accounting period of the Parent, all ordinary income and ordinary gains less all ordinary expenses and ordinary losses from operations of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Assets” means the assets of the Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the Obligors, as applicable, the Purchaser and the depository, securities intermediary or commodities intermediary, each in form and substance reasonably satisfactory in all respects to the Purchaser and in any event providing to the Purchaser “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC, and each as may be amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means that rate of interest that is the greater of (i) coupon plus 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.00% over the rate of interest publicly announced by Keybank National Association in Cleveland, Ohio as its “base” or “prime” rate.
     “Development” means Great Plains Land Development Company Ltd., an Ohio corporation.
     “Dollars” or “$” means the legal tender of the United States of America.

     “Energy West” means Energy West, Incorporated, a Montana corporation and direct Subsidiary of the Parent.
     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Parent under section 414 of the Code.
     “Event of Default” is defined in Section 11.
     “Financing Agreements” shall mean this Agreement, the Notes, the Guarantee Agreement, the Collateral Documents and any and all agreements among the Obligors and the Purchaser or for the benefit of the Purchaser relating to the obligations of the Obligors hereunder and under the Notes, Collateral Documents and Guarantee Agreement, in each case, as amended and modified.
     “Fixed Rate Note Purchase Agreement” means the Note Purchase Agreement dated as of the date hereof by and among the Obligors, Brainard, NEO, Orwell, the Individual Guarantor and the Purchaser, pursuant to which NEO, Orwell and Brainard will issue and sell $17,700,000 aggregate principal amount of their Senior Secured Guaranteed Notes due June 1, 2017 to the Purchaser.
     “Funding Instruction Letter” is defined in Section 4.9.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “General Intangibles” means all general intangibles, as that term is defined in the UCC, of the Borrower, whether now owned or hereafter acquired or created.
     “Governmental Authority” means
     (a) the government of
     (i) the United States of America or any State or other political subdivision thereof, or

     (ii) any other jurisdiction in which the Parent or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Parent or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guarantee Agreement” shall mean the obligations of the Guarantors pursuant to Section 22 of this Agreement and/or any joinder agreement hereto (as provided in Section 9.8).
     “Guarantors” is defined in the first paragraph of this Agreement and shall also include any other Person becoming a Guarantor pursuant to Section 9.8, but does not include the Individual Guarantor.
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
     (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
     “holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Parent pursuant to Section 13.1.
     “Indebtedness” with respect to any Person means, at any time, without duplication,
     (a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Leases;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money); and
     (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
     “Individual Guarantee Agreement” shall mean the Individual Guarantee Agreement dated as of the date of Closing, of Richard M. Osborne, individually, and as Trustee of the Richard M. Osborne Trust under Restated Trust Agreement dated January 13, 1995, in form and substance satisfactory to the Purchaser, as such agreement may be amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Individual Guarantor” shall mean Richard M. Osborne, individually and as Trustee of the Richard M. Osborne Trust under Restated Trust Agreement dated January 13, 1995.
     “Institutional Investor” means (a) the Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
     “Interest Payment Date” is defined in Section 1.2(a).
     “Interest Period” means the period commencing on the date of Closing and continuing up to, but not including, the first Interest Payment Date and, thereafter, the period commencing on the next succeeding Interest Payment Date and continuing up to, but not including, the next Interest Payment Date.
     “Inventory” means all inventory, as that term is defined in the UCC, of the Obligors, whether now owned or existing or hereafter created or acquired.
     “Issuer” is defined in the first paragraph of this Agreement.
     “LIBOR” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a three-month period which appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period. “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for U.S. Dollar deposits).
     “LIBOR Breakage Amount” is defined in Section 8.6.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Lightning” is defined in the first paragraph of this Agreement.
     “Loss Event” shall mean any Casualty Event or Condemnation Event.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Parent and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Parent and its Subsidiaries taken as a whole, or (b) the ability of any Obligor to perform its obligations under the Financing Agreements, or (c) the validity or enforceability of the Financing Agreements.

     “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date of Closing, by and among NEO and Development pursuant to which Development will merge with and into NEO, with NEO as the surviving corporation.
     “Memorandum” is defined in Section 5.3.
     “Midcos” means, collectively, Great Plains and Lightning and, individually, either of them.
     “Mortgage” means each of the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt or other real estate security documents delivered by the Obligors to the Purchaser, as each such agreement may be amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.
     “NEO” means Northeast Ohio Natural Gas Corp., an Ohio corporation and direct Subsidiary of the Issuer.
     “Notes” is defined in Section 1.1.
     “Obligations” means collectively, (i) all unpaid principal, LIBOR Breakage Amount and accrued and unpaid interest with respect to the Notes, (ii) all accrued and unpaid fees, (iii) any other amounts due hereunder or under the Notes or any of the other Financing Agreements including all reimbursements, indemnities, costs, expenses, prepayment premiums, yield protection obligations, break-funding costs and other obligations of an Obligor to the holders or any indemnified party hereunder and thereunder, and (iv) all reasonable out-of-pocket costs and expenses incurred by the holders in connection with this Agreement, the other Financing Agreements, including but not limited to the reasonable fees and expenses of the holders’ counsel which the Obligors are responsible to pay pursuant to the terms of this Agreement and the other Financing Agreements.
     “Obligors” means, collectively, the Issuer and the Guarantors and, individually, the Issuer and any Guarantor.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the relevant Obligor whose responsibilities extend to the subject matter of such certificate.
     “Ohio Group” means and includes the Obligors and the Ohio Regulated Companies.

     “Ohio Group Capitalization” means the sum of (i) consolidated net worth of the members of the Ohio Group determined on a consolidated basis in accordance with GAAP (excluding from such calculation the consolidated net worth attributed to Unrestricted Subsidiaries), plus (ii) Ohio Group Indebtedness.
     “Ohio Group Coverage Ratio” means, for any period, the ratio of (i) Ohio Group EBIT to (ii) gross interest expense of the members of the Ohio Group determined on a consolidated basis in accordance with GAAP.
     “Ohio Group EBIT” means, for any period, the sum of Ohio Group Net Income, plus (to the extent deducted in computing Ohio Group Net Income) the sum of interest expense and any provision for federal, state and local income taxes, each of the foregoing determined on a consolidated basis for the members of the Ohio Group in accordance with GAAP, but excluding from such calculation extraordinary non-operating income and any gain from any non-recurring transactions.
     “Ohio Group Indebtedness” means, as of any date, the aggregate unpaid principal amount of all Indebtedness of the members of the Ohio Group determined on a consolidated basis.
     “Ohio Group Net Income” means, for the relevant accounting period of the Obligors, all ordinary income and ordinary gains less all ordinary expenses and ordinary losses from operations of the members of the Ohio Group, determined on a consolidated basis in accordance with GAAP, but excluding from such calculation the income (or loss) of any Person (other than a member of the Ohio Group) in which any Obligor has an ownership interest, except to the extent that any such income has been actually received by such Obligor in the form of cash dividends or similar cash distributions.
     “Ohio Group Total Assets” means the assets of the members of the Ohio Group determined on a consolidated basis in accordance with GAAP, but excluding from such calculation the assets attributed to Subsidiaries that are not members of the Ohio Group.
     “Ohio Midcos” means, collectively, Great Plains and Lightning and, individually, either of them.
     “Ohio Regulated Companies” means and includes Brainard, NEO and Orwell.
     “Orwell” means Orwell Natural Gas Company, an Ohio corporation and direct Subsidiary of Lightning.
     “Parent” is defined in the first paragraph of this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     “Perfection Certificate” means that certain Perfection Certificate dated as of the date of Closing, executed by the Obligors in favor of the Purchaser, in form and substance reasonably satisfactory to the Purchaser.
     “Permitted Acquisition” means any Acquisition by any Obligor or Subsidiary if the sum of all amounts and other consideration payable (including, without limitation, any assumed Indebtedness) in connection with all Acquisitions during the term of the Notes shall not exceed 10% of Consolidated Total Assets; provided, however, that if the sum of all amounts and other consideration payable (including, without limitation, any assumed Indebtedness) in connection with all Acquisitions during the term of the Notes shall exceed $4,000,000, then each of the following conditions shall have been satisfied:
     (i) the holders shall have received at least fifteen (15) Business Days’ prior written notice of such proposed Acquisition, which notice shall include a reasonably detailed description of such proposed Acquisition;
     (ii) such Acquisition shall only involve assets comprising a business, or those assets of a business, of the type permitted pursuant to Section 10.7;
     (iii) the business and assets acquired by any Obligor or any Restricted Subsidiary in such Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances; provided that with respect to any Acquired Subsidiary Indebtedness secured by a Lien permitted by Section 10.3(xi), the Obligors and Restricted Subsidiaries shall use commercially reasonable efforts to either secure the Obligations on an equal and ratable basis with such Acquired Subsidiary Indebtedness or, to the extent an equal and ratable Lien is not permitted, secure the Obligations with a second priority perfected Lien on such acquired business or assets);
     (iv) at or prior to the closing of any Acquisition, the holders will be granted a first priority perfected Lien (subject to clause (iii) hereof) in all assets acquired pursuant thereto in accordance with Section 9.8;
     (v) concurrently with delivery of the notice referred to in clause (i) above, the Obligors shall have delivered to the holders, in form and substance reasonably satisfactory to them:
     (A) a pro forma consolidated balance sheet, income statement and cash flow statement of the Parent and its Subsidiaries (the “Acquisition Pro Forma”), based on recently delivered financial statements pursuant to Section 7.1, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, and such Acquisition Pro Forma shall reflect that on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Acquisition and the Obligors would have been in compliance with the financial covenants set forth in Section 10.4 for the testing periods and dates for fiscal quarter most recently ended prior to the consummation of such Acquisition (after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, in each case, as if made on the first day of such testing period); and
     (B) an Officer’s Certificate of a Senior Financial Officer of the Parent to the effect that: (x) each Obligor will be solvent upon the consummation of the Acquisition (as determined in accordance with Section 5.20(a) and (b); and (y) the Acquisition Pro Forma fairly presents the financial condition of the Parent and its Subsidiaries (on a consolidated basis) as of the date thereof after giving effect to the Acquisition, and setting forth in the Officer’s Certificate in reasonable detail the pro forma calculations of the financial covenants set forth in Section 10.4 pursuant to and in accordance with clause (A) above;
     (vi) on or prior to the date of such Acquisition, the holders shall have received, copies of the acquisition agreement and related agreements and instruments; and
     (vii) at the time of such Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.
     “Permitted Encumbrances” has the meaning set forth in Section 10.3(a).
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Parent or any ERISA Affiliate or with respect to which the Parent or any ERISA Affiliate may have any liability.
     “Pledge Agreement” means the Pledge Agreement, dated as of the date of Closing, by the Obligors in favor of the Purchaser, in form and substance satisfactory to the Purchaser, as such agreement may be amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.
     “Pledged Stock” means original stock certificates evidencing the issued and outstanding shares of capital stock of each Obligor (other than the Parent) and each Restricted Subsidiary, pledged in favor of the Purchaser under the Pledge Agreement.
     “Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.

     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “PTE” is defined in Section 6.2(a).
     “Purchaser” is defined in the first paragraph of this Agreement.
     “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Real Property” means the real property and improvements thereto including without limitation that real property described on Schedule 5.19 attached hereto which the Obligors currently own or lease, and any other real property hereafter acquired or leased by the Obligors.
     “Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
     “Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Parent or any of its Affiliates).
     “Responsible Officer” means any Senior Financial Officer and any other executive officer of the relevant Obligor with responsibility for the administration of the relevant portion of this Agreement or the relevant Financing Agreement.
     “Restricted Subsidiary” means any Obligor (other than the Parent) and any other Subsidiary (other than a Subsidiary which is not required under Section 9.8 to join this Agreement as a Guarantor and grant liens on its assets and properties to secure its Obligations thereunder). Notwithstanding the foregoing, “Restricted Subsidiary” means and includes the Ohio Regulated Companies and their Subsidiaries, but does not mean or include Energy West or any of its Subsidiaries listed on Schedule 9.8.
     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
     “Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Security Agreement” means the Security Agreement, dated as of the date of Closing, by the Obligors in favor of the Purchaser, in form and substance satisfactory to the Purchaser, as such agreement may be amended, restated, joined, supplemented or otherwise modified from time to time in accordance with the terms thereof.

     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the relevant Obligor.
     “Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Parent.
     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
     “Title Company” is defined in Section 4.16.
     “UCC” is defined in the Security Agreement.
     “Unrestricted Subsidiary” means a Subsidiary which is not a Restricted Subsidiary.
     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Parent and the Parent’s other Wholly-Owned Subsidiaries at such time.